Exhibit 10.5.D

ALIMERA SCIENCES, INC.
RESTRICTED STOCK UNIT AGREEMENT
(time-based)
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made and entered into as of the date set forth in Section 2 below (the “Grant Date”) by and between Alimera Sciences, Inc., a Delaware corporation (the “Company”), and the grantee named in Section 2 below (the “Participant”). Capitalized terms in this Agreement that are not otherwise defined shall have the same meaning as set forth in the Company’s 2019 Omnibus Incentive Plan (as amended from time to time, the “Plan”).
1.Purpose. The purpose of this Agreement is to reflect the terms and conditions of the award to the Participant of restricted stock units (the “Restricted Stock Units” or “RSUs”) in consideration of the services to be rendered by the Participant to the Company or any Subsidiaries.

2.Award of Restricted Stock Units. Pursuant to Article VIII of the Plan, Participant is awarded an Award of RSUs, subject to the following and the terms and conditions of this Agreement and the Plan:

Name of Participant:___________________________________________
Total RSUs awarded:___________________________________________
Grant Date:___________________________________________________
Each Restricted Stock Unit represents the right to receive one share of Common Stock pursuant to the terms of the Plan and this Agreement.

3.Vesting Conditions.

(a)Vesting Schedule. The RSUs shall vest as follows (each such date being a “Vesting Date”):
______________________________________________________________________________

______________________________________________________________________________
(b)Employment Condition. Subject to any exceptions set forth in Section 4 and Section 5 below, no RSUs may be settled and delivered to a Participant (i) before the applicable Vesting Date, and (y) if the Participant is not an active employee of the Company or any Subsidiary of the Company on the applicable Vesting Date (the “Employment Condition”).

(c)Vesting of Whole RSUs. All RSUs that are entitled to settlement and delivery will be rounded to the nearest whole number (and 0.5 shall round to 1).

(d)Separate Payment. Each tranche of Restricted Stock Units that vests, or is scheduled to vest, pursuant to this Agreement is hereby designated as a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2).

4.Accelerated Vesting.

(a)Acceleration Upon Change in Control. If a Change in Control occurs after the Grant Date and prior to the Participant’s termination of employment with the Company, 100% of the outstanding RSUs shall be vested; provided that notwithstanding anything else contained in this Section 4(a) to the contrary, except as set forth in the final sentence of Section 4(b), in no event shall the RSUs be accelerated to an extent or in a manner which would not be fully deductible by the Company for federal income tax purposes because of Section 280G of the Code.

(b)Change in Control Adjustment. If a Change in Control occurs after the Grant Date and if the Participant is entitled under any agreement or arrangement to receive compensation that would constitute a parachute payment (including the acceleration of rights to settlement and delivery (vesting) of RSUs under this Agreement and any other equity award agreement with the Company) within the meaning of Section 280G of the Code, the acceleration of any vesting under Section 4(a) shall be cancelled or other CIC Payments (as defined below) shall be reduced to the extent necessary to cause the aggregate present value of all payments in the nature of compensation to the Participant that are contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company (the “CIC Payments”) not to exceed 2.99 times the “base amount,” all within the meaning of Section 280G of the Code. Such cancellation of vesting or other reductions in CIC Payments shall be made, in all cases:  (i) if and to the extent not already provided, accelerated, granted or paid, as applicable, on account of other CIC Payments prior to the date of such cancellation, (ii) only to the least extent necessary so that no portion of the CIC Payments after such cancellation or reduction thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and (iii) in a manner that results in the best economic benefit to the Participant (in applying these principles, any cancellation of  vesting or other reduction in CIC Payments shall be made in a manner consistent with the requirements of Section 409A of the Code, and where Tax Counsel (as defined below) determines that two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero). All determinations required to be made under this Section 4(b), and the assumptions to be utilized in arriving at such determinations, shall be made by “Tax Counsel” (which shall be a law firm, compensation consultant or accounting firm appointed by the Company), which shall provide its determinations and any supporting calculations to the Company within 10 business days of having made such determination. Tax Counsel shall consult with any compensation consultant, accounting firm and/or other legal counsel selected by the Company in determining which payments to, or for the benefit of, the Participant are to be deemed to be CIC Payments. In connection with making determinations under this Section 4(b), Tax Counsel shall take into account, to the extent applicable, the value of any reasonable compensation for services to be rendered (or for refraining from performing services) by the Participant before or after the Change in Control.

Notwithstanding the foregoing, if the Participant is a party to an employment or other agreement with the Company, or is a participant in a severance program sponsored by the Company, that contains express provisions regarding Section 280G and/or Section 4999 of the Code (or any similar successor provision) that apply to this Agreement, the Section 280G and/or Section 4999 provisions of such employment or other agreement or plan, as applicable, shall control as to this Agreement (for example, and without limitation, the Participant may be a party to an employment agreement with the Company that provides for a “gross-up” as opposed to a “cut-back” in the event that the Section 280G thresholds are reached or exceeded in connection with a Change in Control and, in such event, the Section 280G and/or Section 4999 provisions of such employment agreement shall control as to this Agreement).
(c)Pro-Rata Vesting Upon Termination of Employment Due to Disability, Death or Retirement on or Prior to the Applicable Vesting Date. If the Participant ceases to be employed by the Company or a Subsidiary as a result of the Participant’s Disability, death or Retirement on or prior to the applicable Vesting Date, the following rules shall apply and shall be an exception to the Employment Condition. The number of RSUs, if any, that shall become entitled to settlement and delivery on the applicable Vesting Date (or, if earlier, the date of such earlier Change in Control pursuant to Sections 4(a) and (b)) shall be (A) the same number, if any, to which the Participant would have been entitled under Section 3(a), or with respect to a Change in Control, Sections 4(a) and 4(b), if the Participant’s employment had not terminated, multiplied by (B) a fraction, the numerator of which shall be the number of whole months since the Grant Date that the Participant was employed by the Company or a Subsidiary, and the denominator of which shall be the total number of months from the Grant Date until the date that all RSUs granted hereunder are scheduled to have vested. RSUs subject to this Section 4(c) that do not become vested as of the applicable Vesting Date shall be cancelled and forfeited.

(d)Definitions. For purposes of this Agreement, “Disability” means either (a) that the Participant has met the definition of “Disability” under the Company’s Group Long Term Disability Insurance and has qualified to commence a disability benefit under such insurance, or (b) if the Participant is not covered by such insurance, a permanent and total disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Committee). For purposes of this Agreement, “Retirement” means a termination of employment by the Participant that occurs upon or after both (a) the Participant’s attainment of age 55 and (b) when Participant’s years of service to the Company and its Subsidiaries (such years of service determined in accordance with the rules for determining years of service under the Company’s 401(k) Plan) is at least 10. For purposes of this Agreement, “Change in Control” means a Change in Control as defined in the Plan that occurs after the Grant

Date and that constitutes a “change in control event” with respect to the Participant as defined in the United States Treasury Regulations Section 1.409A-3(i)(5).

5.Forfeiture. Except to the extent otherwise expressly provided in Section 4, if the Participant’s employment with the Company and its Subsidiaries terminates before the applicable Vesting Date, all the unvested RSUs under this Agreement shall be cancelled and forfeited. All RSUs, and any shares of Common Stock issued hereunder (and any proceeds from the sale or disposition thereof), are subject to repayment, recoupment, clawback, forfeiture, ineligibility, reduction and/or elimination as set forth in Section 10(p) below.

6.Nonassignability. Subject to any exceptions set forth in this Agreement or the Plan, during the period from the Grant Date and until the RSUs are settled in accordance with Section 8 of this Agreement, the RSUs or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the RSUs or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the RSUs will be forfeited by the Participant and all of the Participant’s rights to such units shall immediately terminate without any payment or consideration by the Company.

7.Rights as Stockholder.

(a)The Participant shall not have any rights of a stockholder with respect to the RSUs or the shares of Common Stock underlying the RSUs (including, without limitation, any voting rights or any right to dividends paid with respect to the shares of Common Stock underlying the RSUs) unless and until the RSUs are settled in a specified number of shares in accordance with Section 8 below.
(b)Upon and following the settlement of the RSUs, the Participant shall be the record owner of the shares of Common Stock underlying the RSUs unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a stockholder of the Company (including voting rights).

8.Settlement of RSUs. Outstanding RSUs that become entitled to settlement and delivery will be paid in an equivalent number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) no later than five (5) days after the applicable date upon which they become entitled to settlement and delivery (as set forth in Sections 3 and 4 above) with respect to such RSUs, and such payment shall be in complete satisfaction of such RSUs. Delivery of any certificates will be made to the Participant’s last address reflected on the books of the Company or its Subsidiaries unless the Company is otherwise instructed in writing. Notwithstanding the foregoing, the Company shall have the discretion to settle the RSUs prior to the time set forth herein to the extent permitted by Treasury Regulation Section 1.409A-3(j)(4). Notwithstanding anything to the contrary in the

Plan or this Agreement, it will not be a violation of the Plan or this Agreement (and the Participant will have no right to damages) if the Company delivers the appropriate number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) during the “short-term deferral” period as described in Treasury Regulation Section 1.409A-1(b)(4)(i).

9.Tax Liability and Withholding.

(a)The Participant shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Participant pursuant to the Plan (including, for the avoidance of doubt, by withholding vested shares of Common Stock deliverable upon vesting of the RSUs (“Shares”)), the amount required to satisfy the federal, state, local and any other tax withholding obligations of the Company or any Subsidiary that arise in connection with the Participant’s RSUs. Consistent with the terms of Section 13.3 of the Plan, if the Participant fails to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant all federal, state and local taxes of any kind required by law to be withheld with respect to the Shares.

(b)Unless the Committee directs the Company to sell a portion of the Shares to satisfy the withholding taxes as provided in Section 9(c), the Company shall deduct and withhold the number of Shares, valued at the Fair Market Value of the Shares on the date of delivery of the Shares to the Participant, that is equal in value to the withholding tax obligations (as described in Section 9(a)) that arise in connection with the vesting of the Participant’s RSUs and the related delivery of Shares to the Participant.

(c)The Participant agrees that if the Committee so directs and approves, and if the Participant does not make adequate provision in cash for any sums required to satisfy the federal, state, local and any other tax withholding, to a “same day sale” commitment with a broker-dealer of the Company’s choice that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”) whereby the Participant irrevocably agrees to sell a portion of the Shares to satisfy the withholding taxes and whereby the FINRA Dealer commits to forward the proceeds necessary to satisfy the withholding taxes directly to the Company. If, for any reason, such “same day sale” does not result in sufficient proceeds to satisfy the withholding taxes or would be prohibited by applicable laws at the applicable time, the Participant hereby authorizes the Company and/or the relevant Subsidiary, or their respective agents, at their discretion, to satisfy the obligations with regard to all withholding taxes by one or a combination of the following: (i) withholding from any compensation otherwise payable to the Participant by the Company or any Subsidiary; or (ii) causing the Participant to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company). It is the Company’s intent that the mandatory sale to cover withholding taxes imposed by the Company on the Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).

In connection with a “same day sale,” the Participant hereby acknowledges and agrees to the following:
(i)The Participant hereby appoints such FINRA Dealer appointed by the Company for purposes of this Section 9(c) as the Participant’s agent (the “Agent”), and authorize the Agent:

(A)To sell on the open market at the then prevailing market price(s), on the Participant’s behalf, as soon as practicable on or after each date on which the Shares vest, the number (rounded to the nearest whole number (and 0.5 shall round to 1)) of the Shares sufficient to generate proceeds to cover (A) the withholding taxes that the Participant is required to pay pursuant to the Plan and this Agreement and (B) all applicable fees and commissions due to, or required to be collected by, the Agent with respect thereto; and

(B)To remit any remaining funds to the Participant.

(ii)The Participant hereby authorizes the Company and the Agent to cooperate and communicate with one another to determine the number of Shares that must be sold pursuant to this Section 9(c).

(iii)The Participant understands that the Agent may effect sales as provided in this Section 9(c) in one or more sales and that the average price for executions resulting from bunched orders will be assigned to the Participant’s account. In addition, the Participant acknowledges that it may not be possible to sell Shares as provided by in this Section (9(c) due to (A) a legal or contractual restriction applicable to the Participant or the Agent, (B) a market disruption, or (C) rules governing order execution priority on the national exchange where the Shares may be traded. If the Agent is unable to sell a sufficient number of Shares to satisfy the withholding taxes, the Participant will continue to be responsible for the timely payment to the Company of all withholding taxes and any other federal, state and local taxes that are required by applicable laws and regulations to be withheld, including but not limited to those amounts specified in this Section (9(c).

(iv)The Participant acknowledges that regardless of any other term or condition of this Section (9(c), the Agent will not be liable to the Participant for (A) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, or (B) any failure to perform or for any delay in performance that results from a cause or circumstance that is beyond its reasonable control.

(v)The Participant hereby agrees to execute and deliver to the Agent any other agreements or documents as the Agent reasonably deems necessary or appropriate to carry out the purposes and intent of this Section (9(c). The Agent is a third-party beneficiary of this Section (9(c).
(vi)The Participant hereby agrees that if the Participant has signed the Agreement when the Participant is in possession of material non-public information, unless the Participant informs the Company in writing within five business days following the date the Participant ceases to be in possession of material non-public information that the Participant is not in agreement with the provisions of this Section (9(c), the Participant not providing such written determination shall be a determination and agreement that the Participant has agreed to the provisions set forth in this Section (9(c) on such date as the Participant has ceased to be in possession of material non-public information.

(vii)This Section (9(c) shall terminate not later than the date on which all withholding taxes arising in connection with the vesting of the Participant’s RSUs have been satisfied.

(d)Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility, and the Company (i) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the award, vesting or settlement of the RSUs or the subsequent sale of any Shares; and (ii) does not commit to structure the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items.

(e)To the extent necessary to qualify for an exemption from application of Section 16(b) of the Exchange Act, if applicable, any share withholding or share sale procedure shall be subject to the prior approval of the Committee.

10.Miscellaneous.

(a)This Agreement shall be construed, administered and governed in all respects under and by the applicable internal laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof. The Company and the Participant further consent to the non-exclusive jurisdiction of the state and federal courts of the State of Georgia for purposes of any action arising out of or related to this Agreement.

(b)This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. Except as provided below, this Agreement may not be modified, amended, supplemented or waived except by a writing signed by the parties hereto, and such writing must refer specifically to this Agreement.

(c)If any event described in Article X of the Plan occurs after the Grant Date, the adjustment provisions as provided for under Article X of the Plan shall apply to this Award.

(d)By signing this Agreement, the Participant acknowledges that he or she has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

(e)This Agreement, as amended from time to time, shall be binding upon, inure to the benefit of, and be enforceable by the heirs, successors and assigns of the parties hereto; provided, however, that this provision shall not permit any assignment in contravention of the terms contained elsewhere herein.

(f)Neither this Agreement nor the Plan shall be construed to constitute an agreement or understanding, expressed or implied, on the part of the Company or any subsidiary to employ the Participant for any specified period and shall not confer upon the Participant the right to continue in the employment of the Company or any subsidiary, nor affect any right which the Company or any subsidiary may have to terminate the employment of the Participant.

(g)This Agreement is subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

(h)Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Chief Financial Officer of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Participant under this Agreement shall be in writing and addressed to the Participant at the Participant’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

(i)Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Participant and the Company.

(j)The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

(k)The invalidity or unenforceability of any provision (including any sentence, clause, phrase, or word) of the Plan or this Agreement (or of any applicable clawback policy or recoupment provisions referenced in Section 10(p) below) shall not render invalid, void or unenforceable any other part or provision of the Plan or this Agreement (or of any applicable clawback policy or recoupment provisions referenced in Section 10(p) below) (including, as an example and without limitation, the remainder of the provision that contains the invalid, void or unenforceable sentence, clause, phrase or word), but rather each provision of the Plan and this Agreement (and of any applicable clawback policy or recoupment provisions referenced in Section 10(p) below) shall be severable and enforceable to the extent permitted by law.

(l)This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code or any similar state statute, law or regulation.

(m)The value of the Participant’s RSUs is not part of the Participant’s normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit plan (“EB Plan”) unless otherwise provided by such EB Plan.

(n)This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

(o)The Company reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under (i) any Company clawback or recoupment policy regarding incentive compensation (any such policy, including such a policy that may be adopted to address a specific situation before or after the situation occurs and any policy that provides for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to the amount of incentive compensation that would otherwise be paid or delivered, is referred to as a “clawback policy”) that is in effect as of the date of this Agreement or that may hereafter be adopted by the Company or the Committee or (ii) any “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act to which the Company may be subject.

(p)The Participant agrees that (i) these RSUs and (ii) any shares of Common Stock issued hereunder (and any proceeds from the sale or disposition thereof), shall, to the fullest extent permitted by applicable law, be subject to any clawback or recoupment provisions (and to any provisions that provide for a forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to incentive compensation that would otherwise be paid or delivered) contained in: (x) the Plan; (y) any written incentive plan applicable these RSUs or shares of Common Stock issued hereunder (or proceeds from the sale or disposition thereof); or (z) any clawback policy or recoupment provision that is in effect as of the date of this Agreement or that is hereafter adopted by the Company or the Committee, in each case as and to the extent set forth in any such clawback policy or recoupment provision (or any such provisions that provide for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to incentive compensation that would otherwise be paid or delivered). By accepting this Agreement, the Participant agrees to return to the Company the full amount required by any such clawback policy or any such clawback or recoupment provisions (and agrees to any such provisions that provide for forfeiture, ineligibility, reduction or elimination, as a result of misconduct, with respect to the amount of incentive compensation that would otherwise be paid or delivered) that are or hereafter become applicable to the Participant.

(q)The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other Award materials by and among the Company and its affiliates for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Awards, or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to such stock plan service provider as may be selected by the Company, presently or in the future, which may be assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the Company, the stock plan service provider as may be selected by the Company, and any other possible recipients which may assist the Company, presently or in the future, with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, or instructs the Company to cease the processing of the Data, his or her employment status will not be adversely affected; the only adverse consequence of refusing or withdrawing the Participant’s consent or instructing the Company to cease processing, is that the Company would not be able to grant the Participant Restricted Stock Units or any other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the Company’s human resources representative.

(r)The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Restricted Stock Units and on any Shares allocated to the RSUs, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. The Participant also acknowledges that the applicable laws of the country in which the Participant is residing or working at the time of grant, vesting and settlement of the Restricted Stock Units or the sale of Shares received pursuant to the Restricted Stock Units (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject the Participant to additional procedural or regulatory requirements that the Participant is and will be solely responsible for and must fulfill.

[Signatures appear on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

ALIMERA SCIENCES, INC.

By:
Name:
Title:

The Participant